Exhibit 5.1

November 27, 2024

Acuren Corporation

14434 Medical Complex Drive, Suite 100

Tomball, Texas 77377

Re:	Acuren Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as legal counsel to Acuren Corporation, a company incorporated with limited liability under the laws of the British Virgin Islands (BVI) (“Acuren BVI”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Acuren BVI with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the domestication of Acuren BVI in the State of Delaware as Acuren Corporation, a Delaware corporation (the “Company”), pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Registration Statement.

The Registration Statement was filed in connection with the Domestication and includes the registration of: (A) 128,737,434 shares of common stock, par value $0.0001, of the Company (“Common Stock”) comprised of (i) 121,476,215 shares of Common Stock issuable upon the exchange and conversion of Acuren BVI ordinary shares in connection with the Domestication (collectively, the “Company Shares”); (ii) 1,000,000 shares of Common Stock issuable upon conversion of the Company’s 1,000,000 outstanding shares of Series A Preferred Stock, par value $0.0001 per share (collectively, the “Series A Preferred Stock”), in accordance with the certificate of incorporation of the Company (collectively, the “Series A Conversion Shares”); (iii) 4,566,219 shares of Common Stock issuable upon exercise of the Company’s outstanding warrants (collectively, the “Warrants”) issued pursuant to the Amended and Restated Warrant Instrument dated as of September 23, 2024 (the “Warrant Instrument”), in accordance with the Warrant Instrument (collectively, the “Warrant Shares”); (iv) 125,000 shares of Common Stock issuable upon exercise of the Company’s outstanding options (collectively, the “Options”) issued pursuant to the respective option agreements (collectively, the “Option Agreements”), in accordance with the Option Agreements (collectively, the “Option Shares”); and (v) 1,570,000 shares of Common Stock issuable upon the vesting and settlement of the Company’s outstanding unvested restricted stock units (collectively, the “RSUs”) issued pursuant to the restricted stock unit agreements made by the Company in favor of the relevant holder (collectively, the “RSU Award Agreements”), upon vesting and settlement in accordance with the RSU Award Agreements (collectively, the “RSU Shares”); (B) 18,264,876 outstanding Warrants; and (C) 1,000,000 shares of Series A Preferred Stock.

We have examined the following documents and such other documents as in our judgment are necessary to enable us to render the opinions expressed below (collectively, the “Documents”):

(i)	the Registration Statement, including the prospectus contained therein and the exhibits thereto;

(ii)	the Agreement and Plan of Merger dated May 21, 2024 by and among the Company, ASP Acuren Holdings, Inc., AAL Merger Sub, Inc. and ASP Acuren Investco LP (in its capacity as the representative of the stockholders of ASP Acuren);

(iii)	forms of the Company’s certificate of corporate domestication (the “Certificate of Domestication”) and certificate of incorporation (the “Certificate of Incorporation”), both of which certificates are to be filed with the Secretary of State of the State of Delaware;

(iv)	a form of the Company’s bylaws;

(v)	the Warrant Instrument;

(vi)	the Options and the Option Agreements;

(vii)	the RSU Award Agreements; and

(viii)	resolutions adopted by the board of directors of Acuren BVI in connection with the Domestication.

We have not reviewed any documents other than the Documents and we assume that there exists no provision in any document relating to the matters covered by this opinion that we have not reviewed that is inconsistent with the Documents or the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and of Acuren BVI officers and representatives. In rendering the opinions set forth below, we have assumed without investigation (i) the genuineness of all signatures on the Documents, (ii) the legal capacity under all applicable laws and regulations of all natural persons signing each of the Documents as or on behalf of the parties thereto, (iii) the authenticity of all Documents submitted to us as originals, (iv) the conformity to authentic original documents of all Documents submitted to us as copies, and (v) that the Documents, in the forms submitted to us for our review, have not been and will not be, altered or amended in any respect material to our opinions as set forth herein.

We have further assumed that: Acuren BVI has the full power, authority and legal right to domesticate in the State of Delaware pursuant to the General Corporation Law of the State of Delaware; the Domestication has been duly authorized by Acuren BVI; the Certificate of Incorporation and Certificate of Domestication will be duly authorized, executed and filed with the Secretary of State of the State of Delaware and all related fees and charges will be paid in connection therewith; and the Option Agreements have been duly authorized, executed and delivered by Acuren BVI.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, subsequent to the Domestication:

1.	the Company Shares and the Series A Preferred Stock will be validly issued, fully paid and nonassessable and the Warrants will be validly issued and legally binding obligations of the Company under the laws of the State of Delaware;

2.	upon due conversion of the Series A Preferred Stock in accordance with the applicable conversion provisions of the Certificate of Incorporation, the Series A Conversion Shares will be validly issued, fully paid and nonassessable;

3.	upon due exercise and full payment of the exercise price of the Warrants in accordance with the terms of the Warrant Instrument, the Warrant Shares will be validly issued, fully paid and nonassessable;

4.	upon due exercise and full payment of the exercise price of the Options in accordance with the terms of the Option Agreements, the Option Shares will be validly issued, fully paid and nonassessable; and

5.	upon the vesting and settlement of the RSUs in accordance with the terms of the RSU Agreements, the RSU Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

/s/ Greenberg Traurig, P.A.